Exhibit 3.6

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

•                  First: The name of the limited liability company is HydePark Investment Strategies, LLC.

•                  Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington. The name of its Registered agent at such address is The Corporation Trust Company.

•                  Third: (Use this paragraph only if the company is to have a specific effective date of dissolution) “The latest date on which the limited liability company is to dissolve is                            .”

•                  Fourth: (Insert any other matters the members determine to include herein.) Management of the Limited Liability Company shall be vested in a manager or managers.

In Witness Whereof, the undersigned have executed this Certificate of Formation of HydePark Investment Strategies, LLC this 4th day of April, 2001.

BY:	/s/ Joseph E. Tierney III
Authorized Person(s)

NAME:	Joseph E. Tierney III
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